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                                                                       Exhibit 8







October 18, 1999




Consumers Energy Company
212 West Michigan Avenue
Jackson, Michigan 49201

Ladies and Gentlemen:

I am tax counsel to Consumers Energy Company, Consumers Energy Company Financing III and Consumers Energy Company Financing IV. Reference is made to the prospectus, (the "Prospectus"), which constitutes part of the registration statement on Form S-3 ("Registration Statement"), to be filed by Consumers Energy Company, Consumers Energy Company Financing III and Consumers Energy Company Financing IV with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1993, as amended, for the registration of, among other things, Trust Originated Preferred Securities ("Preferred Securities") of Consumers Energy Company Financing III and Consumers Energy Company Financing IV.

I am of the opinion that the statements set forth under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus constitute an accurate description, in general terms, of certain United States federal income tax considerations that may be relevant to the prospective purchasers of the Preferred Securities.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Theodore J. Vogel